Exhibit 99.1
NEW ORLEANS (Dow Jones)—Stone Energy Corp. (SGY) expects the Securities and Exchange Commission to raise its informal inquiry into the company’s oil and gas reserves downgrade to the level of a formal investigation, the company’s top officer said Tuesday.
     “It’s likely there’ll be a full inquiry at some point to try to let the SEC get to some of the third parties,” Stone Chief Executive David Welch told investors at the Howard Weil energy conference.
     Stone disclosed last fall that the SEC initiated an informal inquiry after the company slashed its reserves by more than 25%. Stone’s reserves woes follow similar downgrades from several other companies into the accounting of a closely-monitored oil and gas benchmark. The raising of the inquiry to a formal investigation, a move that typically requires a vote by the full commission, allows agency staff to issue subpoenas.
     Stone has been cooperating with the SEC, Welch said. In December, Stone released an independent report from a law firm that concluded that Stone had an “optimistic and aggressive ‘tone from the top’” with respect to booking reserves, and that the company inadequately trained staff in SEC reserves-booking methodology.
     In the wake of the report, Stone’s former CEO resigned from the board of directors and the company secured resignations of at least two other company officials.
     -By John Biers, Dow Jones Newswires; 713-582-5070; john.biers@dowjones.com
(END) Dow Jones Newswires
03-21-06 1754ET
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